EXHIBIT 7 TO FORM T-1

R E P O R T    O F    C O N D I T I O N

TRUIST FINANCIAL CORPORATION AND SUBSIDIARIES

As of the close of business on June 30, 2020:

ITEM 1. FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

TRUIST FINANCIAL CORPORATION AND SUBSIDIARIES

Unaudited (Dollars in millions, except per share data, shares in thousands)	June 30, 2020	Deccember 31, 2019
Assets
Cash and due from banks	$5,116	$4,084
Interest-bearing deposits with banks	36,081	14,981
Securities borrowed or purchased under resale agreements	1,345	1,417
Trading assets at fair value	3,824	5,733
AFS securities at fair value	77,805	74,727
LHFS (including $5,515 and $5,673 at fair value, respectively)	6,323	8,373
Loans and leases	314,825	299,842
ALLL	(5,702)	(1,549)

Loans and leases, net of ALLL	309,123	298,293

Premises and equipment	4,002	3,712
Goodwill	23,882	24,154
CDI and other intangible assets	3,016	3,142
MSRs (including $2,077 and $2,618 at fair value, respectively)	2,077	2,630
Other assets (including $4,849 and $3,310 at fair value, respectively)	31,742	31,832

Total assets	$504,336	$473,078

Liabilities
Noninterest-bearing deposits	$122,694	$92,405
Interest-bearing deposits	253,541	242,322
Short-term borrowings	5,700	18,218
Long-term debt	42,133	41,339
Other liabilities (including $1,263 and $1,440 at fair value, respectively)	11,385	12,236

Total liabilities	435,453	406,520

Shareholders’ Equity
Preferred stock, $5 par value, liquidation preference of $25,000 per share	7,143	5,102
Common stock, $5 par value	6,738	6,711
Additional paid-in capital	35,676	35,609
Retained earnings	18,373	19,806
AOCI, net of deferred income taxes	847	(844)
Noncontrolling interests	106	174

Total shareholders’ equity	68,883	66,558

Total liabilities and shareholders’ equity	$504,336	$473,078

Common shares outstanding	1,347,609	1,342,166
Common shares authorized	2,000,000	2,000,000
Preferred shares outstanding	243	145
Preferred shares authorized	5,000	5,000

The accompanying notes are an integral part of these consolidated financial statements.

4 Truist Financial Corporation